Exhibit 99.1

KemPharm Announces Entry into Definitive Collaboration and License Agreement for its ADHD Candidates, KP415 and KP484, with an Affiliate of Gurnet Point Capital

Up to a Total of $493 Million in Upfront, Sales and Development Milestone Payments, as well as Royalties on Net Sales

KemPharm Will Host a Conference Call and Live Audio Webcast with Slide Presentation Today, Wednesday, September 4, 2019, at 10:00 a.m. ET

Celebration, FL – September 4, 2019 – KemPharm, Inc. (Nasdaq: KMPH), a specialty pharmaceutical company engaged in the discovery and development of proprietary prodrugs, today announced its entry into a definitive collaboration and license agreement (the License Agreement) with an affiliate of Gurnet Point Capital (GPC), a private investment firm focused on the life sciences and medical technology sectors. The License Agreement provides for an exclusive worldwide license to develop, manufacture and commercialize KemPharm’s product candidates containing serdexmethylphenidate (SDX) and d-methylphenidate (d-MPH), including KemPharm’s attention deficit and hyperactivity disorder (ADHD) product candidates, KP415 and KP484.

KemPharm also announced its entry into a debt exchange agreement and other amendments to its senior debt facility (the Exchange Agreement) with funds managed by Deerfield Management Company, L.P. (Deerfield), potentially reducing its debt outstanding by up to $22 million over a period of 240 days, and up to $30 million, in the aggregate.

Under the terms of the License Agreement, KemPharm will receive an upfront payment of $10 million, and is eligible to receive pre-approval cost reimbursements, regulatory milestone payments both prior to and upon approval, and sales milestone payments totaling as much as $483 million, as well as tiered royalty payments on a product-by-product basis for net sales under the License Agreement. These royalty rates range, on a product-by-product basis, from a percentage in the high single digits up to the mid-twenties for U.S. net sales, and a percentage in the low to mid-single digits of net sales in each country outside of the U.S.

Under the License Agreement, GPC also receives an option to certain other KemPharm pipeline programs, including KP879 and KP922. KP879 is KemPharm’s prodrug product candidate which is also based on SDX and intended for the treatment of Stimulant Use Disorder (SUD). KP922 is KemPharm’s newly discovered prodrug of amphetamine which is intended for the treatment of ADHD.

“We believe Gurnet Point Capital is an ideal partner for KemPharm in the ongoing development and potential commercialization of KP415 and KP484, product candidates that we believe have the potential to reshape the ADHD treatment landscape,” said Travis Mickle, Ph.D., President and Chief Executive Officer of KemPharm. “By partnering with GPC, KemPharm has aligned itself with an organization that shares our excitement for the large and growing ADHD market, agrees with the value that KP415 can potentially bring to patients and physicians, if approved, and has the experience, resources and long-term commitment to maximize the commercial potential of both KP415 and KP484.”

“We are pleased to announce our partnership with KemPharm and to support with investment and deep expertise its focus on bringing the next-generation of ADHD treatments to physicians, patients and their families,” said Dr. Sophie Kornowski, Senior Partner at GPC. “We believe KP415 and KP484 are significant innovations that have the potential to address unmet medical needs for patients and physicians in this important therapeutic area. Our first priority will be to support KemPharm in achieving regulatory approval, and then to successfully launch KP415 as rapidly as possible, if approved. In addition, we are impressed by KemPharm’s prodrug discovery and development capabilities, and we look forward to the potential to collaborate with the KemPharm team on other pipeline product candidates in the future.”

RBC Capital Markets served as KemPharm’s exclusive financial advisor.

KemPharm Enters into Debt Exchange Agreement and Other Amendments to its Senior Debt Facility with Deerfield:

Contemporaneous with execution of the License Agreement, KemPharm also entered into the Exchange Agreement with Deerfield, whereby the Company’s total outstanding debt may be reduced by up to $22 million over a period of 240 days, and up to $30 million in the aggregate. Specifically, on September 4, 2019, Deerfield initially exchanged principal amount of $3 million of KemPharm’s 5.50% Senior Convertible Notes due 2021 (2021 Notes) for 1,499,894 shares of KemPharm’s Common Stock and 1,576 shares of KemPharm’s Series B-1 preferred stock. Each share of Series B-1 Preferred Stock is convertible into 1,053 shares of Common Stock, based on a conversion price of $1,000 divided by $0.9494, which represents the last sale price of the Company’s Common Stock on the Nasdaq Global Market on September 3, 2019 (the Last Sale Price). In addition, under the Exchange Agreement, KemPharm granted Deerfield a right to exchange, at Deerfield’s option, up to an additional $27 million principal of the 2021 Notes into a combination of KemPharm’s Common and/or Series B-2 Preferred Stock according to the terms and conditions of the Exchange Agreement, including limits as to the principal amount that can be exchanged prior to specific dates therein.

Under the Exchange Agreement, KemPharm and Deerfield also amended Deerfield’s 9.75% Senior Convertible Note (the 2014 Note) to (i) postpone the due date of the principal and interest payment originally due on June 2, 2019, to June 1, 2020; (ii) allow KemPharm to add accrued interest to principal in lieu of quarterly cash interest payments until the maturity date; and (iii) reduce the 9.75% coupon rate on the 2014 Note to 6.75% for the remainder of the term of the 2014 Note.

“Taken together, the License Agreement and the Exchange Agreement provide the opportunity to transform our financial position; we have secured a commercial partnership for our two co-lead ADHD candidates, reduced external development spending, reduced interest expense and cash interest payments, and created the possibility of significant balance sheet improvement through potential debt reduction over the next eight months,” said LaDuane Clifton, CPA, KemPharm’s Chief Financial Officer, Secretary and Treasurer. “The development cycle for KP415 is nearing its natural completion as we prepare to submit the NDA by the end of this year, and future development costs for KP484 will be the responsibility of the licensee. Combined with our continuing efforts to contain general and administrative costs, KemPharm’s near-term cash requirements have been reduced, allowing us to fully support our partners and continue to develop our product candidate pipeline.”

KemPharm Enhances Pipeline with the Addition of KP922, a Prodrug of Amphetamine for the Treatment of ADHD

KP922 is KemPharm’s newly discovered prodrug of amphetamine designed for the treatment of ADHD. KP922 offers the potential to address several prescriber and patient needs with amphetamine-based ADHD medications, including changing the overall pharmacokinetic profile and the ability to lower the abuse potential of the drug. Developed via KemPharm’s LAT™ technology, KP922 is considered a new molecular entity and is eligible for patent protection as a novel composition of matter and may also be eligible to use the 505(b)(2) NDA pathway.

Amphetamine remains the most widely prescribed treatment regimen for ADHD with over 46 million prescriptions written in 2018, representing approximately 64% of the ADHD market in 2018.

Dr. Mickle stated, “We are extremely excited to announce the discovery of KP922, our prodrug of amphetamine, and the opportunity to potentially add this to our collaboration with GPC in the future. Like KP415 and KP484, we believe KP922 could address several needs that are unmet by current amphetamine-based products, including changing the overall pharmacokinetic profile and lowering the abuse potential. Additionally, the discovery of KP922 again demonstrates the potential of our LAT™ technology to allow KemPharm to develop new prodrugs that improve the properties of existing drugs by identifying pharmaceutical product opportunities where conversion to a prodrug could enable better treatment outcomes, alleviate unwanted or unintended side-effects, or enhance the marketability of the drug.”

Conference Call Information:

KemPharm will host a conference call and live audio webcast with a slide presentation today, Wednesday, September 4, 2019, at 10:00 a.m. ET. Interested participants and investors may access the conference call by dialing either:

•	(866) 395-2480 (U.S.)

•	(678) 509-7538 (international)

•	Conference ID: 5286552

An audio webcast with slide presentation will be accessible via the Investor Relations section of the KemPharm website http://investors.kempharm.com/. An archive of the webcast and presentation will remain available for 90 days beginning later today, September 4, 2019, at approximately 6:00 p.m. ET.

Details about the Series B-1 and Series B-2 Preferred Stock:

The Series B-2 Preferred Stock will be convertible into the number of shares of Common Stock equal to $1,000 divided by a conversion price equal to the greater of (i) the 15-day volume-weighted average price (VWAP) of KemPharm’s Common Stock as of the date of Deerfield’s optional exchange, or (ii) the Last Sale Price. If Deerfield chooses to convert any principal amount of the 2021 Notes into shares of Common Stock, then such Common Stock will be issued at a price per share equal to the greater of (i) the 15-day VWAP of KemPharm’s Common Stock as of the date of Deerfield’s optional exchange, or (ii) the Last Sale Price. There are an aggregate of 1,659,996 shares of Common Stock issuable upon conversion of the Series B-1 Preferred Stock and up to 28,439,015 shares of Common Stock may be issued in connection with any optional exchanges under the Exchange Agreement, including any shares of Common Stock which may be issued upon conversion of shares of Series B-2 Preferred Stock, in each case, subject to adjustment to reflect stock splits and similar events. Both the Series B-1 and B-2 Preferred Stock have a nominal liquidation preference and, thereafter, will share in any distribution with the Company’s Common Stock or other outstanding shares of preferred stock on an as-converted to Common Stock basis.

About KP415 and KP484:

KP415 is KemPharm’s prodrug product candidate being developed for the treatment of ADHD. KP415 consists of SDX, co-formulated with immediate-release d-MPH. KP415 is designed to address unmet needs with currently marketed methylphenidate ADHD treatments, including earlier onset of therapy, longer duration of therapy and consistency of therapeutic effect. In addition, the SDX component of KP415 may offer the possibility of lower abuse potential.

KP415’s safety and efficacy were assessed via a multicenter, randomized, parallel, double-blind, placebo-controlled analog laboratory classroom clinical trial in 150 children aged 6-12 years old with a diagnosis of ADHD. Results from this pivotal study of KP415 met the primary endpoints for efficacy, and secondary endpoints suggesting onset of action at 30 minutes and duration of effect up to 13 hours.

KP415 was also the subject of a Human Abuse Potential (HAP) program, which was designed to assess the abuse potential of SDX in comparison to d-methylphenidate via the intravenous, intranasal and oral routes of abuse. The program included three FDA required clinical trials, KP415.A01 (oral), KP415.A02 (intranasal) and KP415.A03 (intravenous), as well as tampering studies. In summary, results from the HAP program suggest that the SDX component of KP415 may have lower abuse potential than relevant d-methylphenidate comparators when misused intranasally, intravenously, or orally at high doses.

KP484 is KemPharm’s co-lead clinical development candidate being developed for the treatment of ADHD in patients that respond best when a very long duration of therapy is required. Similar to KP415, KP484 consists of SDX, KemPharm’s prodrug of d-MPH. Preclinical and clinical studies of KP484 have demonstrated that the prodrug may produce a longer duration release of d-MPH compared to the most prescribed methylphenidate products. KP484 has the potential to be the first new methylphenidate-based product being developed with the intent to address the specific needs of the adult ADHD population.

About Gurnet Point Capital

Gurnet Point Capital is a unique healthcare fund founded by Ernesto Bertarelli and led by Christopher Viehbacher, who, together, have decades of expertise in an industry for which they share a passion, both as Chief Executives and as investors. With an initial allocation of $2 billion, GPC is investing long-term capital and supporting entrepreneurs in building a new generation of companies. Based in Cambridge, MA, its remit is global, encompassing life sciences and medical technologies. The fund invests across all stages of product development through to commercialization and does so with an approach that is a hybrid of venture and private equity investing strategies. www.gurnetpointcapital.com.

About KemPharm:

KemPharm is a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its proprietary LATTM (Ligand Activated Therapy) technology. KemPharm utilizes its proprietary LATTM technology to generate improved prodrug versions of FDA-approved drugs as well as to generate prodrug versions of existing compounds that may have applications for new disease indications. KemPharm’s prodrug product candidate pipeline is focused on the high need areas of attention deficit hyperactivity disorder, or ADHD, and stimulant use disorder. KemPharm’s co-lead clinical development candidates for the treatment of ADHD, KP415 and KP484, are both based on a prodrug of d-methylphenidate, but have differing duration/effect profiles. In addition, KemPharm has received FDA approval for APADAZ®, an immediate-release combination product containing benzhydrocodone, a prodrug of hydrocodone, and acetaminophen. For more information on KemPharm and its pipeline of prodrug product candidates visit www.kempharm.com or connect with us on Twitter, LinkedIn, Facebook and YouTube.

Caution Concerning Forward Looking Statements:

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation our proposed development and commercial timelines, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements, including KemPharm’s future financial position and its ability to continue as a going concern, the potential to receive any royalty or milestone payments under the License Agreement, the potential future exchange of any principal of the 2021 Notes under the Exchange Agreement, the potential timing and outcome of the NDA submission for KP415 or any other product candidate, and the potential benefits of KP415, KP484, KP879 and KP922, are based on information currently available to KemPharm and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning KemPharm’s business are described in detail in KemPharm’s Annual Report on Form 10-K for the year ended December 31, 2018, and KemPharm’s other Periodic and Current Reports filed with the Securities and Exchange Commission. KemPharm is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

KemPharm Contacts:

Jason Rando / Maureen McEnroe

Tiberend Strategic Advisors, Inc.

212-375-2665 / 2664

jrando@tiberend.com

mmcenroe@tiberend.com